Prospectus Supplement No. 2                     Filed Pursuant to Rule 424(b)(3)
Dated November 20, 2002                               Registration No. 333-98741
(to Prospectus dated October 2, 2002)                        Cusip No. 161133AC7

                                  $150,000,000

                             CHARMING SHOPPES, INC.

                   4.75% Senior Convertible Notes due 2012 and
             the Common Stock issuable upon conversion of the Notes

                          ----------------------------

         The following table supplements the information set forth on pages 33 to 36 in the prospectus under Selling Securityholders with respect to the selling securityholders and the principal amount of notes beneficially owned by such selling securityholders that may be offered and sold pursuant to the prospectus dated October 2, 2002, as previously supplemented. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus and any previous prospectus supplements.


                                 Principal Amount                       Number of            Number of         Percentage
                                  At Maturity of                        Shares of             Shares of         of Common
                                Notes Beneficially   Percentage       Common Stock          Common Stock          Stock
                                  Owned that May      of Notes         Owned Prior            that May         Outstanding
             Name                    Be Sold         Outstanding     to the Offering        Be Sold (1)            (2)
             ----                    -------         -----------     ---------------        -----------            ---

BP Amoco PLC Master Trust            $819,000             *              82,895                82,895               *


Deutsche Bank Securities Inc.       3,350,000           2.2%            339,069               339,069               *

Hotel Union and Hotel
  Industry of Hawaii Pension
  Plan                                344,000             *              34,818                34,818               *

Jefferies and Company Inc.              8,000             *                 810                   810               *

Putnam Convertible Income -
  Growth Trust                      4,660,000            3.1            471,660               471,660               *

Sphinx Convertible Arb Fund
  SPC                                 261,000             *              26,417                26,417               *

The Estate of James Campbell          237,000             *              23,988                23,988               *

The James Campbell Corporation        190,000             *              19,231                19,231               *

Univar USA Inc. Retirement
  Plan                                110,000             *              11,134                11,134               *

Viacom Inc. Pension Plan
  Master Trust                         30,000             *               3,036                 3,036               *

Zurich Institutional
  Benchmarks Master Fund Ltd.       1,637,000            1.1            165,688               165,688               *

* Less than 1%

(1) Assumes conversion of all of the holder's notes at a conversion price of $9.88. However, this conversion price is subject to adjustment as described under "Description of Notes-Conversion of Notes." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 112,763,060 shares of common stock outstanding as of September 18, 2002. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

         Because the selling securityholders listed above and in the prospectus under the caption Selling Securityholders may, pursuant to the prospectus, as supplemented, offer all or some portion of the notes, no estimate can be given as to the amount of notes that will be held by the selling securityholders upon termination of any such sales.

         Furthermore, the selling securityholders identified in the table set forth in the prospectus under the caption Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided us with information regarding their notes or common stock, and we have not made any independent inquiries as to the foregoing.

     Unless otherwise noted, all information provided in this prospectus supplement is as of November 20, 2002.